iQSTEL, Inc. Reports Record-Setting $3.5M Consolidated Revenues Year-to-Date; An Increase of 39% over 2019

NEW YORK, NY -- (Marketwired) – 3/18/2020 - iQSTEL Inc. (OTC: IQST) continues with record-setting revenues, reporting $1,688,206 in February on a consolidated basis, an increase of 46% over February 2019. Year-to-Date revenues surpass 2019’s $2.5M figure by 39%, totaling $3,546,058.

“5G technology market expected to reach $667.9 Billion by 2026” according to a recent report by Allied Market Research. Internet of Things (IoT) demand is growing rapidly, spurring massive 5G technological development, requiring rapid expansion of 5G infrastructure.

Mr. Iglesias, the Company’s CEO commented: “Our core organic business has seen a 39% YoY revenue growth based on a combination of new client acquisitions and cross-selling our new European interconnections to our existing carrier network. We are thrilled to see our business plan unfolding with such stellar results. The ramp up of the interconnections agreement with our recently acquired QGlobal SMS, and later in the year with itsBchain’s blockchain payment platform, will further enhance our ability to cross-sell ‘in-house’ and expand across European and Latin American markets.”

About iQSTEL Inc.:

iQSTEL Inc. (OTC: IQST) www.iQSTEL.com  is a Publicly Listed Company in US. iQSTEL is a leading-edge 21st Century Enhanced Telecommunications Service Provider offering a wide range of cloud-based enhanced services to the Tier-1 and Tier-2 carriers,  enterprise market, as well as the retail market. iQSTEL through its subsidiaries (www.etelix.com; www.SwissLink-Carrier.com; www.QglobalSMS.com; www.itsBchain.com)  offers a “one-stop-shop”  for international and domestic VoIP services, SMS exchange for A2P and P2P, Internet of Things (IoT) applications, 4G & 5G international infrastructure connectivity, as well as blockchain-based payment and phone number mobility platforms to international and domestic Tier-1 carrier for VoIP, SMS, and Data.

About Etelix.com USA, LLC:

Etelix.com USA LLC www.etelix.com is wholly owned subsidiary of iQSTEL Inc. Etelix.com USA, LLC is a Miami, Florida-based international telecom carrier founded in 2008 that provides telecom and technology solutions worldwide, with commercial presence in North America, Latin America, and Europe. Enabled by its 214-license granted by the Federal Communications Commission (FCC), Etelix provides International Long-Distance voice services for Telecommunications Operators (ILD Wholesale), and Submarine Fiber Optic Network capacity for internet (4G and 5G). Etelix was founded in 2008 and has been profitable since inception.

About SwissLink Carrier AG:

SwissLink Carrier AG www.swisslink-carrier.com is a 51% owned subsidiary of iQSTEL Inc. SwissLink Carrier AG is a Switzerland based international Telecommunications Carrier founded in 2015 providing international VoIP connectivity worldwide, with commercial presence in Europe, CIS and Latin America. SwissLink Carrier AG is a Swiss licensed Operator, having a domestic Interconnect with Swisscom, allowing their international Carrier Customers direct terminations via SwissLink into all Switzerland Fix & Mobile Networks. Since the takeover from Swissphone in November 2018 and the rename into SwissLink, they operate on a profitable level.

About QGlobal SMS LLC.:

QGlobal SMS LLC www.qglobalsms.com is a 51% owned subsidiary of iQSTEL Inc. QGlobal SMS is a USA based company founded in 2020 specialized in international and domestic SMS termination, with emphasis on the Applications to Person (A2P) and Person to Person (P2P) for Wholesale Carrier Market and Corporate Market in US. QGlobal SMS has commercial presence in Europe, USA and Latin America. QGlobal SMS has robust international interconnection with Tier1 SMS Aggregators, guarantying its customers high quality and low termination rates, over more than 100 countries worldwide.

About itsBchain LLC.:

itsBchain LLC www.itsBchain.com is a 75% owned subsidiary of iQSTEL Inc. itsBchain is a blockchain technology developer and solution provider, with a strong focus on the telecom sector.  The company is the final stage of development of a series of blockchain solutions aimed at using the blockchain ledger and smart contract solutions to enable more efficiency, quickness in execution and fraud-prevention in the telco industry.  Specifically, the company is developing a solution that will enable users and carriers to transfer mobile phone numbers with just a few clicks, allowing users and carriers the ability to transfer retail users from one mobile carrier to another instantly.  Additionally, the company is finalizing a carrier-grade marketplace solution to procure payments between carriers for cross-traffic of VoIP, SMS and data realtime as traffic is crossed between carriers.  This marketplace will allow for instant payment settlement as well as the prevention of fraud between carriers.

Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release and iQSTEL Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release.

iQSTEL Inc.

IR US Phone: 646-740-0907, IR Email: investors@iqstel.com

Source: iQSTEL Inc.

www.iqstel.com ; www.swisslink-carrier.com ; www.etelix.com ; www.qglobalsms.com ; www.itsBchain.com